2004 ANNUAL REPORT

Message to Shareholders

We are pleased to report on the operations and financial position for USA REIT Fund LLC for the year ended December 31, 2004. The following information provides an analysis of the operations and financial position of the Fund and it should be read in conjunction with the audited financial statements and accompanying notes. All financial figures are in Canadian dollars unless otherwise noted.

The most significant event over the year was the decision by the shareholders of the Fund on September 27, 2004 to liquidate the assets and wind-up the Fund.

To facilitate this process, both Brompton Capital Advisors Inc. as administrator of the Fund and INVESCO Real Estate Inc. as its investment advisor waived their notice rights to terminate their contracts and the investment advisor was able to liquidate the Fund's portfolio by October 13, 2004.

On October 20, 2004 a liquidating dividend, in the amount of $9.45 per share, was declared to shareholders of the Fund of record on October 29, 2004. The amount of this liquidating dividend represented almost all of the net asset value of the Fund after providing for liabilities required to complete its wind-up. Prior to the payment of the liquidating dividend, the Fund paid to its shareholders cumulative monthly dividends totaling $0.563 per share based on exchange rates in effect at the time. This resulted in original shareholders of the Fund having received in aggregate $10.013 per share which exceeded their original capital contribution.

On October 27, 2004, the Fund's shares were delisted from the Toronto Stock Exchange.

To the extent that there are any net assets of the Fund after the full costs of its dissolution are settled, a nominal final dividend will be paid. If that is to occur, it is expected that such dividend would be declared prior to May 2005.

Net Asset Value

The following table summarizes the Fund's activities during 2004 and the determination of the Fund's net asset value at year end.

Per Share
Net assets, December 31, 2003	$9.32
During 2004:
Net investment income	0.15
Net realized and unrealized gains on investments, foreign currency transactions and forward contracts	0.53
Results of operations	0.68
Capital transactions	0.02
Less: dividends	(0.54)
Less: liquidating dividend	(9.45)
Decrease in net asset value	(9.29)
Net assets, December 31, 2004	$0.03

Liquidity and Capital Resources

The Fund repaid all borrowings under the term loan and prime loan following the liquidation of the investment portfolio in early October 2004. The Fund no longer maintains a credit facility.

On October 15, 2004, the Fund terminated its Dividend Reinvestment Plan as part of the plan to dissolve and wind-up the Fund.

Investment Portfolio

As of December 31, 2004, the Fund's portfolio consisted of cash and money market instruments. INVESCO disposed of all securities in October 2004 pursuant to the plan to wind-up the Fund. Assets held by the Fund are to be used to pay all remaining vendors, service providers and costs yet to be incurred in the final wind-up of the Fund and, if there are any remaining net assets following these costs, for the Fund's final dividend.

Tax Treatment of Dividends

The liquidation dividend of $9.45 per share was characterized as a return of capital for tax purposes. Monthly dividends paid by the Fund prior to that were a combination of return of capital and income. The tax allocation of each dividend declared in 2004 is provided in the following table.

	Payment		Return of
Record Date	Date	Income	Capital	Total
Jan 30/04	Feb 13/04	US$0.0450	-	US$0.0450
Feb 27/04	Mar 12/04	-	US$0.0450	US$0.0450
Mar 31/04	Apr 15/04	US$0.0225	US$0.0225	US$0.0450
Apr 30/04	May 14/04	US$0.0225	US$0.0225	US$0.0450
May 31/04	June 14/04	US$0.0225	US$0.0225	US$0.0450
June 30/04	July 15/04	US$0.0225	US$0.0225	US$0.0450
July 30/04	Aug 15/04	US$0.0300	US$0.0150	US$0.0450
Aug 31/04	Sept 15/04	US$0.0450	-	US$0.0450
Sept 30/04	Oct 15/04	US$0.0225	US$0.0225	US$0.0450
Total Dividends		US$0.2325	US$0.1725	US$0.4050

Dividends				$0.54
Liquidating Dividend: Oct 29/04			$9.45	$9.45
Total for 2004				$9.99

In addition to the 2004 dividends reported in the table above, the Fund declared one other dividend in December 2003 amounting to US$0.02 per share.

Respectfully submitted on behalf of the Board,

Peter A. Braaten	David E. Roode
Chief Executive Officer	Chief Financial Officer

February 11, 2005

This annual report contains forward-looking information which involves known and unknown risks, uncertainties and other factors which may cause actual results to be materially different than the results expressed or implied by such forward-looking information. In evaluating the forward-looking information contained herein, readers should consider various factors, including those described in the Fund's prospectus and other documents filed with regulatory authorities. The Fund is not obligated to update or revise the forward-looking information contained herein to reflect new events or circumstances.

Management's Responsibility Statement

The financial statements of USA REIT Fund LLC (the "Fund") have been prepared by the Fund and approved by the Board of Directors. The Fund is responsible for the information and representations contained in these financial statements and the other sections of the Annual Report.

The Fund maintains appropriate procedures to ensure that relevant and reliable financial information is produced. Statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include certain amounts that are based on estimates and judgements. The significant accounting policies applicable to the Fund are described in note 2 to the financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and has reviewed and approved these financial statements. The Board carries out this responsibility through the Audit Committee, which is comprised of unrelated directors of the Board.

The Board of Directors has appointed the external firm of PricewaterhouseCoopers LLP as the auditor of the Fund. They have audited the financial statements of the Fund in accordance with auditing standards generally accepted in the United States of America to enable them to express to unitholders their opinion on the financial statements. The auditors have full and unrestricted access to the Audit Committee to discuss their findings.

Peter A. Braaten	David E. Roode
Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of USA REIT Fund LLC

In our opinion, the accompanying statement of assets and liabilities, including the statement of investments, and the related statements of operations, changes in net assets, cash flows and the financial highlights present fairly, in all material respects, the financial position of USA REIT Fund LLC (the "Fund") at December 31, 2004, the results of its operations and its cash flows for the year then ended, and the changes in its net assets and the financial highlights for the year then ended and for the period from December 17, 2003 (commencement of operations) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2004 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

As disclosed in Note 9, it is expected that the Fund will proceed with its dissolution and wind up prior to May 2005.

PricewaterhouseCoopers LLP
New York, New York
February 11, 2005

Statement of Assets and Liabilities
As at December 31
(in Canadian dollars)
2004
Assets

Investments, at market value (cost 2004 - $27,208; 2003 - $30,101,283)	$26,352
Cash	157,721
Dividends and interest receivable	44
Other receivable	5,586
Unrealized gains on forward contracts (note 7 )	-
Deferred financing costs (note 8)	-
Total assets	189,703

Liabilities

Loans payable (note 8)	-
Amounts payable for investments purchased	-
Accrued organization and offering costs	-
Administration and investment advisory fees payable (note 5)	53
Accrued directors' fees and expenses	-
Accounts payable and accrued liabilities	112,622
Distributions payable (note 4)	-
Total liabilities	112,675

Net assets	$77,028

Common shares outstanding (no par value, unlimited authorized) (note 3)	2,691,500

Net asset value per common share	$0.03

Net assets consist of:
Paid-in capital	$(1,238,922)
Accumulated net investment loss and capital gains dividends	(232,001)
Net realized gain on sale of investments and foreign currency transactions	124,835
Net realized gain on forward contracts	1,423,956
Unrealized loss on investments and foreign currency transactions	(840)
Unrealized gain on forward contracts	-
Net assets	$77,028

Approved by the Board of Directors:

Peter A. Braaten	Sharon Sallows
Director	Director

The accompanying notes are an integral part of these financial statements

Statement of Operations
For the year ended December 31,
(in Canadian dollars)
2004

Income
Dividend income	$1,233,709
Interest income	21,476
1,255,185

Expenses
Administration fee (note 5)	48,967
Investment advisory fee (note 5)	59,848
Liquidation, dissolution and wind-up	224,735
Legal and tax	56,419
Audit fee	34,500
Valuation fees	55,432
Custodian fees	7,716
Directors' fees and expenses	42,182
Reports to shareholders	8,026
Insurance	12,137
Other general and administrative	46,478
Interest and bank charges (note 8)	238,270
834,710

Net investment income	420,475
Net realized gain from capital gains dividend	225,248
Net realized gain on forward contracts (note 7)	1,423,956
Net realized gain on sale of investments and foreign currency transactions	392,919
Net change in unrealized loss on investments and foreign currency transactions	312,599
Net change in unrealized gain on forward contracts (note 7)	(907,629)
Net increase in net assets resulting from operations	$1,867,568

Statements of Changes in Net Assets
For the year ended December 31,
(in Canadian dollars)
	2004	2003*

Operations:
Net investment income (loss)	$420,475	$(153,284)
Net realized gain from capital gains dividends	225,248	7,500
Net realized gain on forward contracts	1,423,956	-
Net realized gain (loss) on sale of investments and foreign currency transactions	392,919	(268,084)
Net change in unrealized loss on investments and foreign currency transactions	312,599	(313,439)
Net change in unrealized gain on forward contracts (note 7 )	(907,629)	907,629
	1,867,568	180,322
Shareholder transactions:
Proceeds from issuance of common shares, net (note 3)	461,250	25,035,256
Distributions to shareholders	(1,463,881)	(71,340)
Liquidating dividend	(25,434,675)	-
Repurchase of common shares (note 3)	(697,472)	-
	(27,134,778)	24,963,916
Net (decrease) increase in net assets	(25,267,210)	25,144,238
Net assets - beginning of period	25,344,238	200,000
Net assets - end of period	$77,028	$25,344,238
Period from December 17, 2003 (commencement of operations) to December 31, 2003

The accompanying notes are an integral part of these financial statements

Statement of Cash Flows
For the year ended December 31,
(in Canadian dollars)
2004

Cash flows from operating activities:
Results of operations	$1,867,568
Adjustments to reconcile net cash used in operations:

Net realized gain on sale of investments and foreign currency transactions	(425,248)
Net change in unrealized gain on investments and foreign currency transactions	(360,256)
Net change in unrealized gain on forward contracts	907,629
Amortization of deferred financing costs	45,752
Decrease in dividends and interest receivable	165,616
Increase in administration and investment advisory fees payable	(5,329)
Increase in accrued directors' fees and expenses	(15,800)
Increase in accounts payable and accrued liabilities	7,626
Increase in accrued organization and offering costs	(680,000)
Purchase of investments (note 6)	(8,929,982)
Proceeds from sale of investments (note 6)	36,744,343
Return of capital	391,263
Cash provided by (used in) operating activities	29,713,182
Cash flows from financing activities:
Proceeds from issuance of common shares, net (note 3)	461,250
Increase in loans payable	(2,387,508)
Deferred financing costs paid	(30,989)
Distributions paid to shareholders	(1,534,180)
Liquidating dividend paid to shareholders	(25,434,675)
Repurchase of common shares (note 3)	(697,472)
Cash used in financing activities	(29,623,574)
Net increase in cash and short-term investments	89,608
Cash and short-term investments, beginning of period	94,465
Cash and short-term investments, end of period	$184,073
Supplemental information:
Interest paid	$190,140

Statement of Investments
As at December 31, 2004

		Cost	Cost	Market Value	Market Value	% of
		(USD)	(CDN)	(USD)	(CDN)	Portfolio
No. of Units
21,994	Money Market Funds	$21,994	$27,208	$21,994	$26,352	100.0%

The accompanying notes are an integral part of these financial statements

Statement of Financial Highlights
For the year ended December 31,
(in Canadian dollars)

Selected Per Common Share Data	2004	2003*

Net assets - beginning of period (1)	$9.32	$9.28

Operations:
Net investment income (loss) (2)	0.15	(0.06)
Net realized and unrealized gains from investments, foreign currency transactions
and forward contracts	0.53	0.12
Total from operations	0.68	0.06

Shareholder transactions:
Dividends	(0.54)	(0.02)
Liquidating dividend	(9.45)	-
Capital transaction	0.02	-
Total from shareholder transactions	(9.97)	(0.02)

Net (decrease) increase in net assets	(9.29)	0.04

Net assets - end of period	$0.03	$9.32

Market price - end of period	$0.02	$9.93

Total return (3)

Based on net asset value (%) (5)	1.50	0.69
Based on market price (%) (5)	(4.82)	(0.44)

Ratios and supplemental data

Net assets, end of period ($ millions)	0.08	25.3
Ratio of expenses to average net assets (%)(4)	3.96	2.48
Ratio of net investment income (loss) to average net assets (%) (5)	2.00	(0.61)
Asset coverage per $1,000 of loans payable	-	9,997
Portfolio turnover rate (%)	27.51	-
* Period from December 17, 2003 (commencement of operations) to December 31, 2003

(1)	Beginning per share amount reflects the $10.00 initial public offering price net of agents' fees of 5.25% and offering costs of $547,244.
(2)	Based on the weighted average common shares outstanding during the period.
(3)	Total return based on net asset value reflects changes in the Fund's net asset value during the period. Total return based on market value reflects changes in market value. Each figure includes reinvestments of dividends.
(4)	Annualized and includes administration, investment advisory, general and administrative expenses and interest and bank charges.
(5)	Not annualized.

The accompanying notes are an integral part of these financial statements

Notes to the Financial Statements
As at December 31, 2004

1.        OPERATIONS

USA REIT Fund LLC (the "Fund") is a limited liability company organized under the laws of the State of Delaware on September 4, 2003 and is registered under the United States Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end management investment company. Administration of the Fund is provided by Brompton Capital Advisors Inc. (the "Administrator") and INVESCO Real Estate is the Investment Advisor. The Fund was listed on the Toronto Stock Exchange and commenced operations on December 17, 2003.

2.        SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which require the use of certain estimates. Actual results could differ from these estimates. The following is a summary of the significant accounting policies followed by the Fund in the preparation of its financial statements. All figures are reported in Canadian dollars unless otherwise noted.

  Valuation of Investments
  The Fund's investments are presented at market value. Investments that are publicly traded are valued at their closing price. If a closing price is not available, these investments are valued using an average of the latest bid and ask prices. Short-term investments having remaining maturities of 60 days or less are stated at amortized cost which approximates their market value.

  Investment Transactions and Income Recognition
  Investment transactions are recorded on trade date and any realized gains or losses are recognized on the basis of specific identification of the securities sold. Interest income is recognized on an accrual basis. Dividend income is recorded on the ex-dividend date. Net realized gains (losses) on sale of investments include net realized gains or losses from foreign currency changes.

  Foreign Currency Forward Contracts
  The Fund may enter into foreign currency forward contracts, which are agreements between two parties to buy and sell currencies at a set price on a future date. The market value of the contract will fluctuate with changes in currency exchange rates. The contract is marked-to-market and the change in market value is recorded as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

  Income Taxes
  The Fund intends to comply with the requirements of Sub-chapter M of the United States of America Internal Revenue Code necessary to qualify as a regulated investment company and, as such, should not be subject to U.S. federal income taxes on otherwise taxable income (including net realized capital gains) which is distributed to shareholders. Accordingly, no income tax provision has been recorded.

  Foreign Exchange
  The market value of investments and other assets and liabilities that are denominated in foreign currencies are translated into Canadian dollars at the rate of exchange on each valuation date. Unrealized gains and losses on investments include changes in foreign currencies. Purchases and sales of investments and income derived from investments are translated at the rate of exchange prevailing on the respective dates of such transactions.

  Organization and Offering Costs
  Costs incurred in connection with the organization of the Fund were expensed and costs incurred in connection with the offering of common shares were charged directly to paid-in capital. An affiliate of the Administrator is responsible for offering costs which in combination with organization expenses, exceed 2.5% of gross proceeds raised by the Fund.

Notes to the Financial Statements
As at December 31, 2004

3.         SHARE INFORMATION

Authorized

The Fund is authorized to issue an unlimited number of transferable, no par value common shares. Each common share entitles the holder to one vote and to participate equally with respect to any and all distributions made by the Fund.

Issued
		2004		2003*
	Number of		Number of
	Shares	Amount	Shares	Amount
Shares - beginning of period	2,720,000	$25,235,256	2,720,000	$25,235,256
Over-allotment granted pursuant to initial public offering, net	50,000	461,250	-	-
Shares repurchased pursuant to normal course issuer bid	(78,500)	(697,472)	-	-
Shares - end of period	2,691,500	$24,999,034	2,720,000	$25,235,256
* Period from December 17, 2003 (commencement of operations) to December 31, 2003

On November 26, 2003, the Fund issued 20,000 common shares to an affiliate of the Administrator for proceeds of $200,000.

On December 17, 2003, the Fund completed its initial public offering of 2,700,000 shares at a price of $10.00 for proceeds, net of agents' fees and offering costs, of $25,035,256.

On January 16, 2004, the Fund completed the issuance of an additional 50,000 common shares at a price of $10.00 for proceeds, net of agents' fees and offering costs of $461,250.

The Fund received approval from the TSX to undertake a normal course issuer bid for the period from January 23, 2004 through to January 22, 2005. Under the issuer bid, the Fund can purchase up to 267,000 of its common shares for cancellation when the net asset value per unit exceeds its trading price. During the period ended December 31, 2004, 78,500 common shares were purchased for cancellation at an average price of $8.88 per common share.

The weighted average number of common shares outstanding for the period ended December 31, 2004 was 2,712,782 (2003 - 2,720,000).

4.         DISTRIBUTIONS PAYABLE TO SHAREHOLDERS

Distributions are made on a monthly basis to shareholders of record on the last business day of each month. The distributions are payable by the tenth business day of the following month. For the period ended December 31, 2004, the Fund declared total distributions of $0.54 (US$0.405) per share and a special liquidating dividend of $9.45 per share (2003 - US$0.02 per share).

Pursuant to the Fund's distribution reinvestment plan, shareholders could elect to reinvest monthly distributions in additional shares of the Fund.

5.         ADMINISTRATION, INVESTMENT ADVISORY AND DIRECTORS' FEES

Pursuant to an administration agreement, the Administrator provides administrative services to the Fund, for which it is paid a fee based on the net asset value of the Fund. If the net asset value exceeds $55 million, the Administrator will receive an annual fee equal to the sum of: (i) 0.30% of the net asset value for the first $10 million; (ii) 0.40% of the net asset value on the next $10 million; and (iii) 0.50% of the net asset value above $20 million. If the net asset value is less than $55 million, the Administrator will receive an annual fee equal to 45% of 1.10% of the net asset value which will be reduced by 0.014% of the net asset value for each $1 million of net asset value below $55 million and further reduced by 0.055% of the net asset value for each $1 million of net asset value below $30 million. Pursuant to an investment advisory agreement, the Investment Advisor is authorized to invest, reinvest and manage the investments of the Fund in accordance with the investment objectives and subject to the investment restrictions as described in the prospectus of the Fund, for which it is paid a fee based on the net assets of the Fund. If the net asset value exceeds $55 million, the Investment Advisor will receive an annual fee equal to the sum of: (i) 0.80% of the net asset value for the first $10 million; (ii) 0.70% of the net asset value on the next $10 million; and (iii) 0.60% of the net asset value above $20 million. If the net asset value is less than $55 million, the Investment Advisor will receive an annual fee equal to 55% of 1.10% of the net asset value which will be reduced by 0.014% of the net asset value for each $1 million

Notes to the Financial Statements
As at December 31, 2004

of net asset value below $55 million and further reduced by 0.055% of the net asset value for each $1 million of net asset value below $30 million.

The Fund has agreed to pay each of the independent directors of the Fund an annual fee of US$16,000.

6.         INVESTMENT TRANSACTIONS

Investment transactions (other than short-term securities) for the years ended December 31 are as follows:

	2004	2003*

Proceeds from sale of investments	$36,744,343	$-

Less cost of investments sold:
Investments at cost - beginning of period	30,005,872	-
Investments purchased during the period	7,065,336	30,061,624
Return of capital	(391,263)	(55,752)
Investments at cost - end of period	-	(30,005,872)
Cost of investments sold during the period	36,679,945	-
Net realized gain (loss) on sale of investments	$64,398	$-
* Period from December 17, 2003 (commencement of operations) to December 31, 2003

Brokerage commissions on investments purchased and sold during the period ended December 31, 2004 amounted to $43,561 (2003 - $53,634).

At December 31, 2004, the cost for US federal income tax purposes was US$21,994 and the net unrealized gain for all investments was $nil.

7.         FOREIGN CURRENCY FORWARD CONTRACTS

The Fund uses foreign currency forward contracts to hedge foreign exchange risks associated with its US dollar investment portfolio and future cash flow. At December 31, 2004, the Fund closed out all of its foreign currency forward contracts with a Canadian chartered bank.

8.         LOANS PAYABLE

Pursuant to a credit agreement with the US agency of a Canadian chartered bank, the Fund had a US dollar 364-day renewable revolving operating line of credit ("Revolver") and a US dollar three year term credit facility ("Term Credit Facility") maturing on December 19, 2006. The Revolver provided for maximum borrowings of US$4.0 million at either the US prime rate of interest or the LIBOR rate plus a fixed percentage. The Term Credit Facility provided for maximum borrowings of US$3.5 million. Prior to the payment of the liquidating dividend to shareholders in November 2004, the Fund repaid all amounts owing under both the Term credit facility and the Revolver. All of the Fund's assets have been pledged as collateral under the credit facilities and the lender has first charge over the assets. Pursuant to the plan to windup the Fund, no further borrowings will be made by the Fund and it is expected that collateral provided under the credit facility will be discharged by the lender in 2005.

Costs incurred to establish the credit facilities are deferred and amortized over the term of the facilities. For the period ended December 31, 2004, the Fund has recorded amortization of these costs in the amount of $45,752. The credit facilities were used by the Fund to purchase additional investments and for general Fund purposes. The average borrowings during the period were $6,134,772 (US$4,618,470) and the average interest rate was 3.09%.

9.         SUBSEQUENT EVENT - Wind up of USA REIT Fund LLC

Pursuant to a special meeting of holders of common shares of the USA REIT Fund LLC on September 27, 2004, a special resolution was passed by approximately 94% of the shareholders for the liquidation, dissolution, and wind up of the Fund. A final liquidating dividend was announced on October 20, 2004 whereby the distribution represented substantially all of the net assets following the liquidation of the REIT portfolio of the Fund. The distribution was subsequently paid on November 1, 2004. Common shares of the Fund were delisted from the TSX at the close of business on October 26, 2004.

The Fund expects to pay a final liquidating dividend prior to May 2005 which will represent the remaining net assets of the Fund. Following this dividend, the Fund will proceed with the cancellation of all outstanding common shares and the dissolution and wind-up of the Company.

Corporate Information

Directors & Officers:

Peter A. Braaten
Director & President and CEO

Sharon H. Sallows*
Chairman of the Board, Director

W. Andrew Krusen, Jr.*
Director

David E. Roode
Chief Financial Officer & Corporate Secretary

*Member of Audit and Corporate Governance Committee

USA REIT Fund LLC
425 Walnut Street
Cincinnati, Ohio 45202
USA

Brompton Capital Advisors Inc., the Administrator
Suite 2930, P.O. Box 793
Bay Wellington Tower, BCE Place
181 Bay Street
Toronto, Ontario
M5J 2T3

Phone:     416-642-6000
Fax:           416-642-6001